EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Record Year; Fourth Quarter Profits
Double

•	Year-end 2007 net earnings up 45.6 percent
•	Fourth quarter 2007 earnings of $0.25 per diluted share, versus $0.10 in 2006 fourth quarter
•	Backlog of $338.4 million increased over prior year.
•	Return on invested capital for fourth quarter 2007 of 27.4 percent

CHARLOTTE, Michigan, February 14, 2008 - Spartan Motors, Inc. (NASDAQ: SPAR) reported its best quarter and year-end sales and earnings results in company history, capping off a record setting year for one of the leading manufacturers of custom vehicle chassis and emergency-rescue vehicles.

Full Year Results
For the year ended 2007, Spartan reported sales increased 53.1 percent and net earnings increased 45.6 percent compared to last year. Spartan reported net earnings of $24.5 million, or $0.75 per diluted share, on net sales of $681.9 million for the year ended 2007, compared with last year's net earnings of $16.8 million, or $0.55 per diluted share, on net sales of $445.4 million. (All financial information includes adjustments for the company's 3-for-2 stock splits in June 2007 and Dec. 2006.)

Spartan Motors' consolidated backlog increased 45.8 percent over the same time last year to approximately $338.4 million as of Dec. 31, 2007, reflecting an increase in orders from Spartan's military customers. Consolidated backlog declined 11.7 percent compared to levels as of Sept. 30, 2007, reflecting improvements in production rates which also led to a 219.5 percent increase in fourth quarter 2007 earnings compared to the third quarter of 2007. Spartan Motors anticipates filling its current backlog orders by October 2008.

Fourth Quarter 2007 Results
Spartan reported net earnings of $8.2 million, or $0.25 per diluted share, on net sales of $237.6 million in the fourth quarter ended Dec. 31, 2007, compared with net earnings of $3.3 million, or $0.10 per diluted share, on net sales of $123.6 million in the fourth quarter of 2006.

"2007 was a year of rapid sales growth, competitive pricing and investment in flexible manufacturing capacity," said John Sztykiel, president and CEO of Spartan Motors Inc. "Although we had some margin compression as a result, these strategic investments have helped us secure more orders as reflected in our current backlog, and positioned us for continued growth."

Spartan reported gross margin of 12.7 percent in the fourth quarter 2007, a decrease compared with gross margin of 16.8 percent in the same period in 2006, though an improvement over gross margin of 11.8 percent for the third quarter of 2007. Spartan attributed the year-over-year decrease in gross margin to volume pricing pressure, increased bill of materials costs and product mix. Spartan reported the increase in gross margin compared to the 2007 third quarter was due to improvements in production efficiency and pricing in the 2007 fourth quarter.

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2008 Outlook
"Looking ahead to 2008 we are expecting a year of solid sales growth, driven in part by our largest ever fourth quarter backlog," said Sztykiel. "Our multi-market strategy is a diversified business model where our customers operate on different business cycles, providing us upside potential and reducing downside risk.

"We are anticipating a tough market for recreational vehicles, but we are cautiously optimistic based on the number of models on Spartan chassis, up from 36 models in the 2006 to 40 models in 2007. While the RV industry had a tough year in 2007, Spartan grew market share and shipped more units in 2007 compared to 2006.

"Although municipalities continue to manage ever-tightening budgets, our aging population continues to drive demand for emergency services. Every 20 seconds there is a call for help in the U.S., according to the National Fire Protection Association. This increasing demand, and the state of some competitors in the industry, could provide Spartan opportunities to grow sales as municipal funding is impacted by economic uncertainties."

Spartan Chassis
Sales for the fourth quarter at Spartan Chassis, the company's largest operating unit, increased 85.7 percent year-over year to $211.2 million. Spartan Chassis was 88.9 percent of Spartan Motors' total sales. Fourth quarter net earnings at Spartan Chassis improved 74.2 percent year-over-year, and the unit's backlog as of Dec. 31, 2007 increased 76.8 percent year-over-year.

Spartan's chassis sales to the Class A diesel motorhome market increased 11.9 percent year-over-year in the 2007 fourth quarter, reflecting the market share growth within the luxury motorhome market and outpacing flat industry wholesale shipments reported by the Recreational Vehicle Industry Association (RVIA) . Backlog for RV chassis decreased slightly year-over-year to $27.3 million as of Dec. 31, 2007.

Sales of fire truck chassis increased 2.6 percent in the fourth quarter of 2007 compared to the same period last year. Backlog for fire truck chassis at the end of the fourth quarter was $60.4 million, a 28.5 percent decrease compared with last year. The year-over-year decrease in backlog in the 2007 fourth quarter reflected both industry-wide softness in municipal ordering, and an improvement in delivery time of product from Spartan to customers.

Other product sales, including specialty vehicle chassis for MRAP military vehicles, and Spartan Chassis' growing service, parts and accessories business, increased 233.9 percent year-over-year in the fourth quarter of 2007. Backlog for other products more than tripled over the same period of 2006 to $199.4 million as of Dec. 31, 2007. Spartan expects to report additional orders in the near future from its military customers.

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a 67.3 percent year-over-year increase in sales for the 2007 fourth quarter, though the unit posted a net loss for the quarter. The EVTeam reported backlog of $51.3 million at the end of the quarter, a 26.4 percent decrease compared to the unit's backlog in the fourth quarter of 2006, reflecting higher production rates as well as the softening in municipal ordering in the second half of 2007.

"Crimson Fire and Crimson Fire Aerials underperformed compared to the fourth quarter of 2006, though both are making improvements in efficiency over where they were in the third quarter of 2007," Sztykiel said. "While we are disappointed with the rate of progress at the EVTeam in 2007, we are cautioursly optimistic about their progress in 2008."

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Financial Position
Spartan reported operating cash flow improvement in the fourth quarter of 2007 of $9.1 million, driven largely by increased sales and improvements in the cash conversion cycle.

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 27.4 percent in the fourth quarter of 2007, compared to ROIC of 12.3 percent for the same quarter in 2006. For the year ended, Spartan reported a consolidated ROIC of 19.8 percent in fiscal 2007, compared to ROIC of 15.7 percent for fiscal 2006. (Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.)

The company ended the quarter with $62.7 million in long-term debt, which includes financing for Spartan Chassis' new facilities and growth in working capital to support its increased orders. Spartan reported $13.5 million in cash and cash equivalents at the end of the fourth quarter of 2007.

Shareholder Value Creation
As reported in early January 2008, Spartan repurchased 250,000 shares of its common stock in the open market during the fourth quarter of 2007. Spartan repurchased a total of 300,000 shares in 2007.

In Dec. 2007, Spartan paid a special dividend of $0.03 per share of common stock along with its regular cash dividend of $0.05 per share, for total dividend payments of $0.13 per share in fiscal 2007. Adjusted for the stock splits, Spartan's total cash dividends increased 8.3 percent compared with 2006. Fiscal 2007 marked the fifth consecutive year the company increased its total dividend payments to shareholders.

Conference Call & Webcast
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on "Shareholders", and then on "Webcasts."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,300 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $681.9 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	December 31, 2007	December 31, 2006
	$-000-	$-000-

ASSETS
Current assets:
Cash and cash equivalents	$13,527	$13,835
Accounts receivable, net	132,907	62,620
Inventories	103,076	64,173
Deferred income tax assets	6,925	4,567
Deposits on engines		10,900
Other current assets	1,978	1,882
Total current assets	258,413	157,977

Property, plant and equipment, net	56,673	29,659
Goodwill	2,457	2,457
Deferred income tax assets	775
Other assets	346	555
Total assets	$318,664	$190,648

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$90,769	$30,704
Accrued warranty	10,824	6,381
Accrued compensation and related taxes	10,431	7,712
Accrued vacation	1,758	1,483
Accrued customer rebates	1,963	3,471
Deposits from customers	5,540	7,465
Taxes on income	551	1,566
Other current liabilities and accrued expenses	3,367	2,591
Current portion of long-term debt	522	521
Total current liabilities	125,725	61,894

Long-term debt, less current portion	62,695	25,218
Other non-current liabilities	1,025
Deferred income tax liabilities		355

Shareholders' equity:
Common stock	324	317
Additional paid in capital	62,649	54,233
Retained earnings	66,246	48,631
Total shareholders' equity	129,219	103,181

Total liabilities and shareholders' equity	$318,664	$190,648

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended December 31, 2007 and 2006

	December 31, 2007		December 31, 2006
	$-000-%		$-000-%

Sales	237,567		123,608
Cost of Products Sold	207,345		102,840
Gross Profit	30,222	12.7	20,768	16.8

Operating Expenses:
Research and Development	4,543	1.9	3,720	3.0
Selling, General and Administrative	12,541	5.3	10,865	8.8
Total Operating Expenses	17,084	7.2	14,585	11.8

Operating Income	13,138	5.5	6,183	5.0

Other Income (Expense):
Interest Expense	(830)	(0.3)	(196)	(0.2)
Interest and Other Income	205	0.1	291	0.3
Total Other Income (Expense)	(625)	(0.2)	95	0.1

Earnings before Taxes on Income	12,513	5.3	6,278	5.1

Taxes on Income	4,301	1.8	2,998	2.4

Net Earnings	8,212	3.5	3,280	2.7

Basic Net Earnings per Share	0.26		0.11

Diluted Net Earnings per Share	0.25		0.10

Basic Weighted Average Common Shares Outstanding	32,070		30,931

Diluted Weighted Average Common Shares Outstanding	32,780		32,031

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Twelve Months Ended December 31, 2007 and 2006

	December 31, 2007		December 31, 2006
	$-000-%		$-000-%

Sales	681,922		445,378
Cost of Products Sold	585,421		372,002
Gross Profit	96,501	14.2	73,376	16.5

Operating Expenses:
Research and Development	15,868	2.3	12,622	2.8
Selling, General and Administrative	41,383	6.1	33,446	7.6
Total Operating Expenses	57,251	8.4	46,068	10.4

Operating Income	39,250	5.8	27,308	6.1

Other Income (Expense):
Interest Expense	(1,748)	(0.3)	(347)	(0.0)
Interest and Other Income	725	0.1	1,011	0.2
Total Other Income (Expense)	(1,023)	(0.2)	664	0.2

Earnings before Taxes on Income	38,227	5.6	27,972	6.3

Taxes on Income	13,723	2.0	11,144	2.5

Net Earnings	24,504	3.6	16,828	3.8

Basic Net Earnings per Share	0.77		0.57

Diluted Net Earnings per Share	0.75		0.55

Basic Weighted Average Common Shares Outstanding	31,935		29,606

Diluted Weighted Average Common Shares Outstanding	32,833		30,531

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Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Quarter Ended December 31, 2007

Three Months Ended December 31, 2007 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	52,145			52,145
Fire Truck Chassis Sales	28,899		(1,176)	27,723
EVTeam Product Sales		27,590		27,590
Other Product Sales	130,109			130,109

Total Net Sales	211,153	27,590	(1,176)	237,567

Interest Expense (Income)		469	361	830
Depreciation Expense	529	273	478	1,280
Segment Net Earnings (Loss)	12,991	(1,779)	(3,000)	8,212

Twelve Months Ended December 31, 2007 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	217,225			217,225
Fire Truck Chassis Sales	116,236		(23,041)	93,195
EVTeam Product Sales		89,453		89,453
Other Product Sales	282,049			282,049

Total Net Sales	615,510	89,453	(23,041)	681,922

Interest Expense (Income)		1,618	130	1,748
Depreciation Expense	1,796	1,165	1,102	4,063
Segment Net Earnings (Loss)	34,815	(5,069)	(5,242)	24,504

Period End Backlog (amounts in thousands)
	Dec. 31, 2006	Mar. 31, 2007	Jun. 30, 2007	Sept. 30, 2007	Dec. 31, 2007

Motorhome Chassis *	28,198	37,679	23,768	26,097	27,312
Fire Truck Chassis *	84,445	84,416	72,097	67,071	60,374
Other Product *	49,729	53,178	131,801	228,803	199,362
Total Chassis	162,372	175,273	227,666	321,971	287,048
EVTeam Product *	69,715	74,843	62,691	61,178	51,316

Total Backlog	232,087	250,116	290,357	383,149	338,364

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 4-10 months for fire truck chassis, other product and EVTeam product